Exhibit 14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement on Form N-14 (File No. 333-221961) (the “Registration Statement”) of our reports dated May 22, 2017, relating to the financial statements and financial highlights of Ivy Balanced Fund, Ivy Global Growth Fund, Ivy High Income Fund, Ivy Municipal High Income Fund, Ivy Mid Cap Growth Fund, Ivy Science and Technology Fund, Ivy Small Cap Growth Fund, and Ivy Large Cap Growth Fund, eight of the series constituting Ivy Funds, appearing in the Annual Report on Form N-CSR of the Ivy Funds for the year ended March 31, 2017. We also consent to the references to us under the headings “Other Service Providers,” “Appendix A – Form of Agreement and Plan of Reorganization,” and “Appendix B – Financial Highlights” in the Combined Prospectus and Information Statement, which is part of such Registration Statement, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus dated July 5, 2017, and “Custodial and Auditing Services” and “Financial Statements” in the Statement of Additional Information dated July 5, 2017, which are incorporated by reference and are a part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Kansas City, Missouri
January 17, 2018